Exhibit 99.1

Accelerate Diagnostics Announces Proposed Public Offering of Common Stock

TUCSON, Ariz., August 17, 2022 (GLOBE NEWSWIRE) — Accelerate Diagnostics, Inc. (Nasdaq: AXDX) (“Accelerate Diagnostics”) today announced that it has commenced an underwritten public offering of shares of its common stock. Accelerate Diagnostics expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the offering at the public offering price, less the underwriting discounts and commissions. Accelerate Diagnostics anticipates using the net proceeds from the offering for general corporate purposes and to fund commercialization efforts. All of the shares are being offered by Accelerate Diagnostics. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

William Blair & Company, L.L.C. is acting as lead book-running manager for the offering. Oppenheimer & Co. Inc. is acting as a book-running manager and Craig-Hallum Capital Group LLC is acting as co-manager for the offering.

A shelf registration statement relating to the shares was filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 27, 2021 and declared effective on February 4, 2021. The offering is being made solely by means of a prospectus supplement and accompanying prospectus. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, or by telephone at (800) 621-0687, or by email at prospectus@williamblair.com or by visiting the EDGAR database on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antimicrobial resistance and sepsis. The Accelerate Pheno® system and Accelerate Arc™ system are designed to reduce the time clinicians must wait to determine the most optimal antibiotic therapy for bacteremic patients. These diagnostic systems are designed to serve clinical laboratories with automated solutions to expedite time to identification and antimicrobial susceptibility test results directly from positive blood culture samples.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and “ACCELERATE ARC” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Accelerate Diagnostics’ expectations regarding the completion, timing and size of the public offering, its expectations with respect to granting the underwriters a 30-day option to purchase additional shares and its anticipated use of the net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements and Accelerate Diagnostics cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the preliminary prospectus supplement to be filed with the SEC and the documents incorporated by reference therein, which include Accelerate Diagnostics’ Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports Form 10-Q for the periods ended March 31, 2022 and June 30, 2022. Except as required by law, Accelerate Diagnostics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information: Investor Inquiries & Media Contact: Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com